Exhibit 10.14

CORE SCIENTIFIC, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

EFFECTIVE AS OF JANUARY 1, 2021

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Core Scientific, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service following the date first set forth above (the “Effective Date”). An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This Policy is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal quarter, with the pro-rated amount paid on the last day of the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment. If an Eligible Director terminates service on the Board or a committee during the course of a fiscal quarter, the annual retainer amount for the fiscal quarter in which such termination occurs will be prorated based on days served in such fiscal quarter.

1.	Annual Board Service Retainer:
a.	All Eligible Directors: $150,000
b.	Lead Director: $200,000

2.	Annual Committee Chair Service Retainer:
a.	Chair of the Audit Committee: $20,000
b.	Chair of the Compensation Committee: $20,000
c.	Chair of the Corporate Governance and Nominating Committee: $20,000

3.	Annual Committee Member Service Retainer (not applicable to Committee Chairs):
a.	Member of the Audit Committee: $10,000
b.	Member of the Compensation Committee: $10,000
c.	Member of the Nominating and Corporate Governance Committee: $10,000

Election to Receive Shares of Common Stock in Lieu of Cash

An Eligible Director may make a timely election to receive all or a portion of his or her annual cash retainer in the form of shares of common stock of the Company (“Common Stock”), subject to delivering an election form provided by the Company. An election to receive Common Stock in lieu of cash retainers for a fiscal year must be made before the start of the fiscal year to which the election relates by delivering the election form to the Company before the start of the fiscal year. Elections apply for one fiscal year. An election cannot be altered once the fiscal year begins. The number of shares of Common Stock to be issued in lieu of annual cash retainers shall be determined on a quarterly basis, on the last day of each fiscal quarter, by dividing the dollar amount of cash compensation to be paid for such quarter (determined as described above, including any prorated amounts for partial service during the quarter) by the closing price of the Common Stock on the last trading day of the fiscal quarter. Shares shall be issued as soon as practicable, but in no event more than 30 days, following each fiscal quarter end. All shares of Common Stock issued in lieu of annual cash retainers are vested upon issuance.

Expenses

The Company will reimburse Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Eligible Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

Equity Compensation

All grants of equity awards to Eligible Directors pursuant to this Policy will be automatic and nondiscretionary (without the need for any additional corporate action by the Board or the Compensation Committee) and will be made in accordance with the following provisions. The equity compensation set forth below will be granted under the Company’s 2021 Equity Incentive Plan (the “Plan”).

1.            Initial RSU Grants: For each Eligible Director who is first elected or appointed to the Board following the Effective Date, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted restricted stock units (“RSUs”) with respect to shares of Common Stock with an aggregate Fair Market Value (as defined in the Plan) as of the grant date equal to $500,000 (the “Initial RSU Grant”). The Initial RSU Grant will vest over a four-year period, with one-fourth of the Initial RSU Grant vesting on each anniversary of the grant date, such that the Initial RSU Grant is fully vested on the fourth anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (a defined in the Plan) through each such vesting date.

2.            Annual RSU Grants: On the date of each annual stockholder meeting of the Company (each, an “Annual Meeting”) held after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board following such Annual Meeting (excluding any Eligible Director who is first appointed or elected by the Board at the Annual Meeting) will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted RSUs with respect to shares of Common Stock with an aggregate Fair Market Value as of the grant date equal to $150,000 (the “Annual RSU Grant”). The Annual RSU Grant will vest in full on the earlier of the date of the following year’s Annual Meeting (or the date immediately prior to the next Annual Meeting if the Non-Employee Director’s service as a director ends at such Annual Meeting due to the director’s failure to be re-elected or the director not standing for re-election), subject in all cases to the Eligible Director’s Continuous Service through such vesting date. Notwithstanding the above, an Eligible Director may not receive an Annual RSU Grant in the same fiscal year as the receipt of the Initial RSU Grant.

3.            Settlement of RSUs: The Common Stock to be issued upon settlement of vested RSUs under Initial RSU Grants and Annual RSU Grants will be delivered on the applicable vesting date, or as soon as practicable thereafter, subject to the terms and conditions of the applicable form of RSU grant notice and agreement approved by the Board, provided, that such Common Stock shall be delivered no later than the date that is the 15th day of the third calendar month of the year following the year in which such shares are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).

4.            Acceleration of Initial RSU Grants and Annual RSU Grants: Notwithstanding the foregoing vesting schedules, all Initial RSU Grants and Annual RSU Grants granted pursuant to this Policy shall vest in full immediately prior to, but conditioned upon, the closing of a Change in Control as defined under the Plan, subject to such Eligible Director remaining in Continuous Service (as defined in the Plan) with the Company until immediately prior to the closing of such Change in Control.

5.            Additional Provisions: All provisions of the Plan not inconsistent with this Policy will apply to awards granted to Eligible Directors. Eligible Directors will be required to execute an RSU award agreement in a form satisfactory to the Company upon receipt of an Initial RSU Grant or Annual RSU Grant. An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director (as defined in the Plan) shall in no event exceed the limits set forth in Section 3(c) of the Plan.

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